CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 25, 2002, except as to Notes 17 and 18, for which the date is March 21, 2002, relating to the consolidated financial statements which appear in Holiday RV Superstore, Inc.'s Amendment No. 2 to Annual Report on Form 10-K/A for the year ended October 31, 2001. We also consent to the incorporation by reference of our report dated January 25, 2002, except as to Notes 17 and 18 for which the date is March 21, 2002 relating to the financial statement schedules, which appear in such Annual Report on Form 10-K/A. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP
Ft. Lauderdale, Florida
April 11, 2002